EXHIBIT 99.1

●	Press Release

For immediate release

Company contact: Jennifer Martin, Director of Investor Relations, 303-312-8155

Bill Barrett Corporation Reports Third Quarter 2010 Results

DENVER – November 2, 2010 – Bill Barrett Corporation (NYSE: BBG) today reported third quarter 2010 operating results highlighted by:

•	Natural gas and oil production up 12% to 25.5 Bcfe

•	Discretionary cash flow up 27% to $136.5 million, or $2.98 per diluted common share

•	Net income up significantly to $24.6 million, or $0.54 per diluted common share

•	Initiation of continuous development program in West Tavaputs

•	Continued operating and capital cost discipline driving improved 2010 guidance

Chairman, Chief Executive Officer and President Fred Barrett commented: “Solid execution at our key development programs resulted in strong production growth and continued cost controls which, combined with strong realized pricing, delivered record discretionary cash flow. We continue to realize premium pricing due to the increased contribution from liquids, as well as a reduced natural gas basis differential and our hedge positions.

“The quarter was highlighted by receipt of permits for on-going, year-round development activities at West Tavaputs. We have initiated a two-rig development program through the winter, and we expect to drill up to 20 wells by year-end. This is a significant event for all of our shareholders, paving the way to 1.3 trillion cubic feet equivalent (“Tcfe”) of proved, probable and possible reserves that we were otherwise unable to drill as well as providing significant growth in cash flow for many years to come.

“As we wind up 2010, we are on track to meet our production guidance, narrowed to 97 to 98 billion cubic feet equivalent (“Bcfe”), while at the same time we have significantly lowered our guidance for capital expenditures, lease operating expense, and gathering and transportation expenses. We are also well positioned for 2011 with a portfolio of exploration opportunities and a development portfolio that enables flexibility for moderate to strong production growth and exposure to an exciting and growing oil asset. Further for 2011, we have approximately 43 Bcfe hedged at an average price of $7.12 per thousand cubic feet equivalent (“Mcfe”) and $674 million available on our line of credit, currently undrawn.”

Third quarter 2010 natural gas and oil production totaled a record 25.5 Bcfe, up 12% from 22.8 Bcfe in the third quarter of 2009 and up 2% sequentially from 25.1 Bcfe in the second quarter of 2010. Production growth is predominantly from Gibson Gulch in the Piceance Basin, up 5% sequentially, and the Blacktail Ridge/Lake Canyon oil producing properties, up 29% sequentially. For the first nine months of 2010, production totaled 72.3 Bcfe, an increase of 8% compared with 67.0 Bcfe the first nine months of 2009. Including the effects of the Company’s hedging activities and natural gas liquids recovery, the average realized sales price in the third quarter of 2010 was $7.03 per Mcfe, flat with the third quarter of 2009. The Company’s commodity hedging program increased its third quarter 2010 natural gas and oil revenues by net $45.9 million, or $1.80 per Mcfe of production.

Discretionary cash flow (a non-GAAP measure, see “Discretionary Cash Flow Reconciliation” below) in the third quarter of 2010 was $136.5 million, or $2.98 per diluted common share. On a per share basis, discretionary cash flow was up 25% compared with $2.39 per diluted common share in the third quarter of 2009 and up 17% sequentially compared with $2.55 per diluted common share in the second quarter of 2010. The sizable year-over-year increase was primarily due to the 12% increase in production as well as an adjustment from 2009 and year-to-date 2010 current tax expense to deferred tax expense. Excluding the deferred tax adjustment, discretionary cash flow would have been $123.4 million, or $2.69 per diluted common share. Discretionary cash flow for the first nine months of 2010 was $357.1 million, or $7.83 per diluted common share, up 3% compared with $345.2 million, or $7.69 per diluted common share, in the first nine months of 2009.

Net income in the third quarter of 2010 was $24.6 million, or $0.54 per diluted common share, compared with $0.7 million, or $0.02 per diluted common share, in the third quarter of 2009. The increased net income was driven primarily by higher production, lower per unit operating costs, lower dry hole expenses and lower commodity derivative losses, partially offset by higher income tax expense. Net income for the third quarter of 2010 included certain adjustments totaling ($0.6) million net of tax, primarily related to unrealized derivative gains, resulting in adjusted net income (a non-GAAP measure, see “Adjusted Net Income Reconciliation” below) of $24.0 million, or $0.52 per diluted common share. For the first nine months of 2010, net income was $87.7 million, up from $37.7 million in the first nine months of 2009, and adjusted net income was $75.6 million, up from $63.0 million in the first nine months of 2009. Total dry hole expense for the third quarter of 2010 was $3.9 million, and for the first nine months of 2010 was $5.9 million, or $2.4 million and $3.7 million after tax, respectively.

DEBT AND LIQUIDITY

At September 30, 2010, the Company’s revolving credit facility had available capacity of $674.0 million, having $0 drawn. In September 2010, the borrowing base was reaffirmed at $800 million based on mid-year 2010 reserves and hedge positions. Also at September 30, 2010, the Company had outstanding 5% Convertible Senior Notes due 2028 in the principal amount of $172.5 million and 9.875% Senior Notes due 2016 in the principal amount of $250.0 million. The Company has significant liquidity available from cash flows from operations and the credit facility to fund its planned capital programs.

OPERATIONS

Production, Wells Spud and Capital Expenditures

The following table lists production, wells spud and total capital expenditures by basin for the three and nine months ended September 30, 2010:

	Three Months ended September 30, 2010			Nine Months ended September 30, 2010
Basin	Average Net Production (Mmcfe/d)	Wells Spud (gross)	Capital Expenditures (millions)	Average Net Production (Mmcfe/d)	Wells Spud (gross)	Capital Expenditures (millions)
Piceance	142	39	$63.9	130	117	$214.3
Uinta	80	5	29.9	78	28	90.2
Powder River (CBM)	35	31	5.3	37	33	8.9
Wind River	18	0	1.4	19	0	4.8
Other	1	0	11.8	1	1	19.7

Total	277	75	$112.3	265	179	$337.9

Capital expenditures totaled $112.3 million in the third quarter of 2010 and $337.9 million for the first nine months of 2010. The Company has reduced its full-year 2010 capital expenditure projection to $475 to $485 million from $495 to $520 million before acquisitions, including additional capital to be spent at West Tavaputs for the post-Record of Decision program. The significant reduction in projected capital is predominantly a result of efficiencies realized in drilling and completion costs in the Piceance Basin.

Operating and Drilling Update

The Company anticipates drilling 275 to 280 wells in 2010, including approximately 70 to 75 coal bed methane (CBM) wells, up from 186 wells in 2009. The Company currently has six rigs drilling, with two in the Piceance Basin, one at Blacktail Ridge, the two recently mobilized rigs in West Tavaputs and one in the Wind River Basin drilling a Niobrara exploration well.

Piceance Basin, Colorado

Gibson Gulch – Current net production is approximately 144 million cubic feet equivalent per day (MMcfe/d), continuing strong production growth from the area as the Company drills its planned 2010 program of approximately 140 wells. Results from this area continue to reflect substantial capital and operating cost efficiencies while also benefitting from the Company’s election to process the majority of its Gibson Gulch natural gas production, which exposes the Company to natural gas liquids pricing. The incremental benefit to product revenues related to natural gas liquids was $0.65 per Mcfe to the Company-wide realized price in the third quarter and $0.64 per Mcfe year-to-date. Gibson Gulch operations exemplify our Rocky Mountain expertise and offer strong margins due to low operating costs and the currently higher revenues related to liquids. The program continues to be a key, lower risk development area for the Company and offers flexibility to adjust the number of active rigs dependent upon the Company’s capital strategy.

At September 30, 2010, the Company had an approximate 98% working interest in production from 677 gross wells in its Gibson Gulch program.

Cottonwood Gulch – In June 2009, the Company acquired a 90% working interest in 40,300 gross undeveloped acres in Cottonwood Gulch. The leases were challenged in Federal District Court by environmental groups and the Company and these groups entered into in a mediation process. In October, 2010, the mediation ended without settlement and the case was returned to the District Court judge for resolution.

Uinta Basin, Utah

West Tavaputs – Current net production is approximately 62 MMcfe/d, down from the third quarter average of 69 MMcfe/d.

During the third quarter, the Record of Decision (ROD) on the Environmental Impact Statement for full-field development at West Tavaputs was finalized and the Bureau of Land Management began issuing drilling permits. The Company is re-starting development activity with two rigs, spudding its first well under the ROD on October 27, 2010. The Company intends to drill up to 20 new wells by year-end. West Tavaputs is one of the Company’s largest development assets based on its current reserve base of 325 Bcfe proved and 1.3 Tcfe proved, probable and possible reserves. Re-starting activity in this area provides a multi-year, high growth program for the Company.

At September 30, 2010, the Company had an approximate 96% working interest in production from 186 gross wells in its West Tavaputs shallow and deep programs. The West Tavaputs program offers growth in the shallow Mesaverde and Wasatch zones as well as upside opportunity through the shallow Green River oil, Mancos shale and deep formations.

Blacktail Ridge/Lake Canyon – Current net production is approximately 1,900 barrels of oil equivalent per day (“Boe/d”). The Company implemented a full-year, one-rig program in the area that continues to ramp-up production from 827 Boe/d in the first quarter of 2010. The Company expects to drill 25 wells in the area in 2010, including four wells operated by its partner in Lake Canyon. At September 30, 2010, the Company had an approximate 65% working interest in production from 42 gross wells. The working interests in this area range from 19% to 100%.

Hornfrog – At the Hornfrog natural gas prospect located southeast of West Tavaputs, the Company completed two wells to approximately 7,600 feet in September as part of a drill-to-earn program for a 55% working interest in up to 30,700 gross acres. Preliminary results indicate there are geologic similarities to Peter’s Point in West Tavaputs, and together the wells currently are producing approximately 2.5 MMcfe/d gross to sales. The Company plans to continue the drill-to-earn program in 2011, although timing may be affected by a dispute between the Company’s farmout partner and third parties.

Powder River Basin, Wyoming

Coal Bed Methane (CBM) – Current CBM net production is approximately 33 MMcf/d and the Company remains on track to complete its 70 to 75 well drilling program for 2010. Development of this area requires production of water in order to draw down the pressure, which allows the natural gas to detach from the coal and flow into the wellbore, which can take up to three years or, in some cases, longer.

At September 30, 2010, the Company had an approximate 77% working interest in production from 686 gross CBM wells.

Wind River Basin, Wyoming

Cave Gulch/Bullfrog/Other – Current net production from the area is approximately 18 MMcfe/d. The Company has identified more than 100,000 acres within its acreage position in the area that it considers prospective for shale oil. In October 2010, the Company spud a horizontal exploration well targeting the lower bench of the Niobrara Shale at approximately 8,200 feet depth. Completion timing may be affected by winter and wildlife stipulations that will be in effect mid-November through July.

Paradox Basin, Colorado

Yellow Jacket – At the Yellow Jacket shale gas prospect (55% working interest), the Company completed the Rose horizontal well with a 4,200 foot lateral and significantly larger fracture stimulation than used on previous wells. Results from the well included a peak production rate of 3.9 MMcf/d of natural gas, an initial production (IP) rate over 30 days averaging 1.4 MMcfe/d of natural gas and is currently flowing 400 Mcfe/d of natural gas to sales. The well was recently placed on artificial lift to assist in load recovery. The Company will continue to monitor well performance after load recovery in order to determine its economic viability. This prospect includes approximately 306,650 gross, and 138,000 net, undeveloped acres.

ADDITIONAL FINANCIAL INFORMATION

Guidance

The Company’s 2010 guidance (please reference “Forward-Looking Statements” below) was updated as follows:

•

Capital expenditures of $475 to $485 million, down from $495 to $520 million, including additional expenditures associated with re-starting development at West Tavaputs. This sizable capital savings is predominantly a result of efficiencies realized in drilling and completion costs at Gibson Gulch.

•	Oil and natural gas production of 97 to 98 Bcfe, narrowed from 97 to 100 Bcfe.

•	Lease operating costs per Mcfe of $0.54 to $0.56, down from $0.57 to $0.61, due to continued operating efficiencies at Gibson Gulch and West Tavaputs.

•	Gathering and transportation costs per Mcfe of $0.72 to $0.75, reduced from $0.75 to $0.80, partly due to the benefit of lower fuel charges in a lower natural gas price environment.

•	General and administrative expenses before non-cash stock-based compensation between $41 and $42 million, narrowed from $40 to 43 million.

Commodity Hedges Update

It is the Company’s strategy to hedge a portion of its production to reduce the risks associated with unpredictable future commodity prices and to provide predictability for a portion of cash flows in order to support the Company’s capital expenditure program.

For 2010 and 2011, the Company has hedges in place as outlined in the table below. Swap and collar hedge positions are tied to regional sales points and include:

•	For the final three months of 2010, approximately 15.2 Bcfe at a weighted average blended floor price of $8.14 per Mcfe.

•	For 2011, approximately 43.1 Bcfe at a weighted average blended floor price of $7.12 per Mcfe.

As of October 29, 2010:

SWAPS & COLLARS

Period	Natural Gas / NGLs		Oil		EQUIVALENT
	Volume MMBtu/d	Price $/MMBtu	Volume Bbl/d	Price $/Bbl	Volume MMcfe	Price $/Mcfe
4Q10	167,477	$6.97	2,199	$82.26	15,221	$8.14

1Q11	143,675	$6.39	700	$86.93	12,133	$7.27
2Q11	132,892	$6.12	700	$86.93	11,376	$6.99
3Q11	132,834	$6.11	700	$86.93	11,496	$6.99
4Q11	92,304	$6.28	700	$86.93	8,106	$7.27

In addition, the Company has the following natural gas basis only hedges in place, none of which currently is in the money:

BASIS ONLY HEDGES - CIG/NWPL
	Natural Gas
Period	Volume MMBtu/d	Differential Price $/MMBtu

4Q10	22,000	$(2.47)
1Q11	20,000	$(1.72)
2Q11	20,000	$(1.72)
3Q11	20,000	$(1.72)
4Q11	20,000	$(1.72)

THIRD QUARTER 2010 WEBCAST AND CONFERENCE CALL

As previously announced, a webcast and conference call will be held later this morning to discuss third quarter 2010 results. Please join Bill Barrett Corporation executive management at 12:00 p.m. EDT/10:00 a.m. MDT for the live webcast, accessed at www.billbarrettcorp.com, or join by telephone by calling 800-561-2601 (617-614-3518 international callers) with passcode 17372857. The webcast will remain available on the Company’s website for approximately 30 days, and a replay of the call will be available through November 5, 2010 at call-in number 888-286-8010 (617-801-6888 international) with passcode 34340351. The Company has also tentatively scheduled its Fourth Quarter and Year-end 2010 earnings conference call for February 22, 2011 at noon Eastern time/10:00 a.m. Mountain time.

UPCOMING EVENTS

Investor Conferences

Updated investor presentations will be posted to the homepage of the Company’s website at www.billbarrettcorp.com for each event below. Please check the website at 5:00 Mountain time on the business day prior to the investor event for the most recent presentation:

Chief Financial Officer Bob Howard will participate in the Boenning and Scattergood 2010 Energy Conference on Tuesday, November 9, 2010. There will not be a webcast.

Chairman, Chief Executive Officer and President Fred Barrett will present at the Bank of America-Merrill Lynch 2010 Energy Conference on Thursday, November 11, 2010 at 2:00 p.m. EST. The event will be webcast and the live webcast or replay may be accessed at the Company’s website at www.billbarrettcorp.com.

Chief Financial Officer Bob Howard will present at the Bank of America-Merrill Lynch 2010 Credit Conference on Wednesday, November 17, 2010 at 4:40 p.m. EST. The event will be webcast and the live webcast or replay may be accessed at the Company’s website at www.billbarrettcorp.com.

DISCLOSURE STATEMENTS

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding projected results and future events. In particular, the Company is providing “2010 Guidance,” which contains projections for certain 2010 operational and financial results. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year-ended December 31, 2009 filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a list of certain risk factors.

Actual results may differ materially from Company projections and can be affected by a variety of factors outside the control of the Company including, among other things, market conditions, oil and gas price volatility, exploration drilling and testing results, the ability to receive drilling and other permits, regulatory approvals, governmental laws and regulations and changes in enforcement of those laws and regulations, new laws and regulations, risks related to and costs of hedging activities including counterparty viability, surface access and costs, availability of third party gathering, transportation and processing, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects and the willingness and ability of those partners to meet capital obligations when requested, availability and costs of financing to fund the Company’s operations, uncertainties inherent in oil and gas production operations and estimating reserves, the speculative actual recovery of estimated potential volumes, unexpected future capital expenditures, competition, risks associated with operating in one major geographic area, the success of the Company’s risk management activities, title to properties, litigation, environmental liabilities, and other factors discussed in the Company’s reports filed with the SEC. Bill Barrett Corporation encourages readers to consider the risks and uncertainties associated with projections and other forward-looking statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

BILL BARRETT CORPORATION

Selected Operating Highlights

(Unaudited)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2010	2009	2010	2009
Production Data:
Natural gas (MMcf)		23,540	21,711	67,505	63,859
Oil (MBbls)		322	180	795	517
Combined volumes (MMcfe)		25,472	22,791	72,275	66,961
Daily combined volumes (Mmcfe/d)		277	248	265	245
Average Prices (before the effects of realized hedges):
Natural gas (per Mcf)		$4.77	$3.70	$5.32	$3.48
Oil (per Bbl)		64.65	56.53	66.43	43.59
Combined (per Mcfe)		5.23	3.97	5.70	3.66
Average Prices (after the effects of realized hedges):
Natural gas (per Mcf)		$6.67	$6.86	$6.83	$7.02
Oil (per Bbl)		68.57	63.30	69.49	55.76
Combined (per Mcfe)		7.03	7.03	7.14	7.12
Average Costs (per Mcfe):
Lease operating expense		$0.51	$0.57	$0.54	$0.52
Gathering, transportation and processing expense		0.68	0.71	0.72	0.60
Production tax expense	(1)	0.32	0.29	0.35	0.18
Depreciation, depletion and amortization		2.72	2.93	2.65	2.83
General and administrative expense, excluding stock-based compensation	(2)	0.41	0.45	0.42	0.44

(1)	Production tax expense for the first nine months of 2010 and 2009 includes one-time benefits of $2.2 million and $4.8 million, respectively, to reduce and re-estimate prior years as a result of amended returns filed with the States of Utah and Colorado regarding the calculation of severance taxes. Exclusive of the one-time benefits, the production tax expense per Mcfe would have been $0.38 and $0.25, respectively, for those periods.

(2)	Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of cash required for general and administrative expenses. Management also believes that this disclosure may allow for a more accurate comparison to the Company’s peers that may have higher or lower costs associated with equity grants.

BILL BARRETT CORPORATION

Consolidated Statements of Operations

(Unaudited)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2010	2009	2010	2009
(in thousands, except per share amounts)
Operating and Other Revenues:
Oil and gas production	(1)	$185,007	$161,719	$534,956	$479,455
Commodity derivative loss	(1)	(4,934)	(13,693)	(2,922)	(48,612)
Other		558	734	3,032	1,547

Total operating and other revenues		180,631	148,760	535,066	432,390

Operating Expenses:
Lease operating		13,001	13,005	39,023	34,921
Gathering, transportation and processing		17,301	16,260	51,758	40,012
Production tax	(2)	8,193	6,547	25,524	11,850
Exploration		3,841	630	4,796	2,172
Impairment, dry hole costs and abandonment		4,653	19,103	8,520	29,834
Depreciation, depletion and amortization		69,192	66,742	191,626	189,459
General and administrative	(3)	10,557	10,291	30,560	29,193
Non-cash stock-based compensation	(3)	3,428	4,343	11,169	12,081

Total operating expenses		130,166	136,921	362,976	349,522

Operating Income		50,465	11,839	172,090	82,868

Other Income and Expense:
Interest and other income		231	44	356	294
Interest expense		(11,170)	(9,746)	(32,492)	(20,098)

Total other income and expense		(10,939)	(9,702)	(32,136)	(19,804)

Income before Income Taxes		39,526	2,137	139,954	63,064
Provision for Income Taxes		14,964	1,419	52,217	25,325

Net Income		$24,562	$718	$87,737	$37,739

Net Income Per Common Share
Basic		$0.54	$0.02	$1.95	$0.84
Diluted		$0.54	$0.02	$1.92	$0.84

Weighted Average Common Shares Outstanding
Basic		45,206	44,758	45,067	44,703
Diluted		45,791	45,109	45,595	44,899

(1)	The table below summarizes the realized and unrealized gains and losses the Company recognized related to its oil and natural gas derivative instruments for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Included in oil and gas production revenue:
Realized gain on cash flow hedges	$51,841	$71,210	$122,739	$234,664

Included in commodity derivative loss:
Realized loss on derivatives not designated as cash flow hedges	$(5,941)	$(1,423)	$(18,927)	$(2,446)
Unrealized ineffectiveness gain (loss) recognized on derivatives designated as cash flow hedges	(781)	741	(1,047)	(5,721)
Unrealized gain (loss) on derivatives not designated as cash flow hedges	1,788	(13,011)	17,052	(40,445)

Total commodity derivative loss	$(4,934)	$(13,693)	$(2,922)	$(48,612)

(2)	Production tax expense for the first nine months of 2010 and 2009 includes one-time benefits of $2.2 million and $4.8 million, respectively, to reduce and re-estimate prior years as a result of amended returns filed with the States of Utah and Colorado regarding the calculation of severance taxes.

(3)	Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of cash required for general and administrative expenses. Management also believes that this disclosure may allow for a more accurate comparison to the Company’s peers that may have higher or lower costs associated with equity grants.

BILL BARRETT CORPORATION

Consolidated Condensed Balance Sheets

(Unaudited)

		As of September 30, 2010	As of December 31, 2009
(in thousands)
Assets:
Cash and cash equivalents		$71,772	$54,405
Other current assets	(1)	177,350	125,634
Property and equipment, net		1,789,799	1,659,260
Other noncurrent assets	(1)	31,212	26,824

Total assets		$2,070,133	$1,866,123

Liabilities and Stockholders’ Equity:
Current liabilities	(1)	$171,211	$153,292
Notes payable under bank credit facility		—	5,000
Senior notes		239,434	238,478
Convertible senior notes		163,088	158,772
Other long-term liabilities	(1)	336,168	282,026
Stockholders’ equity		1,160,232	1,028,555

Total liabilities and stockholders’ equity		$2,070,133	$1,866,123

(1)	At September 30, 2010, the estimated fair value of all of our commodity derivative instruments was a net asset of $106.8 million, comprised of: $99.9 million current assets; $12.2 million non-current assets; $0.1 million current liabilities; and $5.2 million non-current liabilities. This amount will fluctuate quarterly based on estimated future commodity prices.

BILL BARRETT CORPORATION

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
(in thousands)
Operating Activities:
Net income	$24,562	$718	$87,737	$37,739
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	69,192	66,742	191,626	189,459
Impairment, dry hole costs and abandonment costs	4,653	19,103	8,520	29,834
Unrealized derivative (gain) loss	(1,007)	12,270	(16,005)	46,166
Deferred income taxes	28,068	1,419	60,350	20,871
Stock compensation and other non-cash charges	3,926	4,529	12,253	13,075
Amortization of debt discounts and deferred financing costs	3,170	2,381	8,831	5,953
(Gain) loss on sale of properties	50	(100)	(999)	(34)

Change in assets and liabilities:
Accounts receivable	(15)	(5,421)	(80)	19,845
Prepayments and other assets	(7,332)	(672)	(10,303)	(1,842)
Accounts payable, accrued and other liabilities	(6,392)	3,901	(9,943)	12,913
Amounts payable to oil & gas property owners	3,777	1,285	5,446	(5,435)
Production taxes payable	5,936	4,523	3,122	4,273

Net cash provided by operating activities	$128,588	$110,678	$340,555	$372,817

Investing Activities:
Additions to oil and gas properties, including acquisitions	(114,299)	(85,814)	(313,481)	(372,820)
Additions of furniture, equipment and other	(453)	(1,364)	(2,091)	(3,287)
Proceeds from sale of properties and other investing activities	(135)	—	2,133	2,714

Net cash used in investing activities	$(114,887)	$(87,178)	$(313,439)	$(373,393)

Financing Activities:
Proceeds from credit facility	—	—	20,000	100,000
Principal payments on credit facility	—	(266,000)	(25,000)	(321,000)
Proceeds from issuance of senior notes		237,930	—	237,930
Deferred financing costs and other	(291)	(5,548)	(15,257)	(6,494)
Proceeds from sale of common stock	8,121	146	10,508	628

Net cash provided by (used in) financing activities	$7,830	$(33,472)	$(9,749)	$11,064

Increase (Decrease) in Cash and Cash Equivalents	21,531	(9,972)	17,367	10,488

Beginning Cash and Cash Equivalents	50,241	63,523	54,405	43,063

Ending Cash and Cash Equivalents	$71,772	$53,551	$71,772	$53,551

BILL BARRETT CORPORATION

Reconciliation of Discretionary Cash Flow & Adjusted Net Income

(Unaudited)

Discretionary Cash Flow Reconciliation

		Three Months Ended September 30,		Nine Months Ended September 30,
		2010	2009	2010	2009
(in thousands, except per share amounts)
Net Income		$24,562	$718	$87,737	$37,739

Adjustments to reconcile to discretionary cash flow:
Depreciation, depletion and amortization		69,192	66,742	191,626	189,459
Impairment, dry hole costs and abandonment costs		4,653	19,103	8,520	29,834
Exploration expense		3,841	630	4,796	2,172
Unrealized derivative loss (gain)		(1,007)	12,270	(16,005)	46,166
Deferred income taxes		14,964	1,419	51,879	20,871
Deferred income taxes related to adjustment	(1)	13,104	—	8,471	—
Stock compensation and other non-cash charges		3,926	4,529	12,253	13,075
Amortization of debt discounts and deferred financing costs		3,170	2,381	8,831	5,953
Loss (gain) on sale of properties		50	(100)	(999)	(34)

Discretionary Cash Flow		$136,455	$107,692	$357,109	$345,235

Per share, diluted		$2.98	$2.39	$7.83	$7.69
Per Mcfe		$5.36	$4.73	$4.94	$5.16

(1)	Adjustment from 2009 and year-to-date 2010 current tax expense to deferred tax expense. This adjustment does not affect the Company’s effective tax rate.

Adjusted Net Income Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
(in thousands except per share amounts)
Net Income	$24,562	$718	$87,737	$37,739

Adjustments to net income:
Unrealized derivative loss (gain)	(1,007)	12,270	(16,005)	46,166
Loss (gain) on sale of properties	50	(100)	(999)	(34)
One time items:
Production tax expense	—	—	(2,184)	(4,796)

Subtotal Adjustments	(957)	12,170	(19,188)	41,336
Effective tax rate	38%	41%	37%	39%

Tax effected adjustments	(593)	7,180	(12,088)	25,215

Adjusted Net Income	$23,969	$7,898	$75,649	$62,954

Per share, diluted	$0.52	$0.18	$1.66	$1.40
Per Mcfe	$0.94	$0.35	$1.05	$0.94

The non-GAAP (Generally Accepted Accounting Principles in the United States of America) measures of discretionary cash flow and adjusted net income are presented because management believes that they provide useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions as well as adjusting net income for unusual items to allow for easier comparison from period to period. In addition, these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.

These measures should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with GAAP. Because discretionary cash flow and adjusted net income exclude some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the amounts presented may not be comparable to similarly titled measures of other companies.